July 18, 2018

Mr. Owen Sullivan

Dear Owen:

I am pleased to present you with this offer of employment at NCR.

Employer (Legal Entity):

NCR Corporation (“NCR” or the “Company”)

Position; Reporting:

Chief Operating Officer, reporting to the Chief Executive Officer of NCR. You agree to devote substantially all of your attention and time during normal business hours to the business and affairs of NCR. You may serve on not more than one outside public board of directors during your employment with NCR.

Office Location:

Atlanta, Georgia Global Headquarters Office

Start Date:

Your employment with NCR will commence on July 23, 2018.

Job Grade:

This position is a Grade 24 position.

Mr. Owen Sullivan
July 18, 2018

Base Salary:

Your annual base salary will be not less than US$725,000 commencing on your start date. We operate our payroll on a bi-weekly pay schedule where you will be paid two weeks’ salary five days following the close of each pay cycle. Your annual base salary will be reviewed from time to time by the CEO to determine appropriate increases, if any.

Management Incentive Plan:

Effective upon your start date you will participate in NCR’s Management Incentive Plan (“MIP”), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on NCR’s results, your organization’s results, and your individual performance; it is payable in the first calendar quarter following the plan year.

You will also participate in the Customer Success component of the MIP, representing a target incentive opportunity equal to 10% of your annual base salary (with a maximum potential payout equal to 10% of your annual base salary, which thus operates as a “make or miss” opportunity), where the payout will be linked to NCR’s overall achievement of our annual Customer Loyalty goals.

Your MIP target incentive opportunity, which includes the Customer Success component referenced above, will be not less than 150% of your annual base salary (with a maximum potential payout equal to 2 times your target incentive opportunity), where the payout will be based on performance goals established by the CEO and approved by the Compensation and Human Resources Committee (the “Committee”) of the NCR Board of Directors.

Your MIP payout for the 2018 plan year will be no less than target, subject to pro-ration for the partial service year, and will be payable to you in or about March 2019. Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Committee. You must be employed by NCR at the time of payment in order to be eligible to receive any bonus or incentive payout from NCR.

Long Term Incentive (“LTI”) Equity Awards:

Subject to your acceptance of this offer by execution of this letter agreement, the Committee will grant to you the following equity awards effective August 1, 2018:

Mr. Owen Sullivan
July 18, 2018

•
an option to purchase NCR shares with a grant date value equal to US$1,500,000, vesting in equal annual installments over four years (subject to your employment with NCR through the applicable vesting date), having a seven-year term and a strike price equal to the closing price of NCR shares on the grant date, and such other terms as set forth in NCR’s form of option award agreement (“Sign-On Option”);

•
an option to purchase NCR shares with a grant date value equal to US$2,250,000, vesting in equal annual installments over four years (subject to your employment with NCR through the applicable vesting date), having a seven-year term and a strike price equal to the closing price of NCR shares on the grant date, and such other terms as set forth in NCR’s form of option award agreement (“2018 Option”); and

•
restricted stock units corresponding to NCR shares with a grant date value equal to US$2,250,000, vesting in equal installments over three years, subject to your employment with NCR through the applicable vesting dates and such other terms as set forth in NCR’s form of restricted stock unit award agreement (“2018 RSU”);

You must electronically accept the award agreement associated with the award in order to be eligible to receive its benefits. Upon a termination of employment without Cause or for Good Reason (each as defined below), (x) the unvested portion of each of the Sign-On Option, the 2018 Option and the 2018 RSU immediately shall vest and (y) the Sign-On Option and the 2018 Option will remain exercisable until the earlier of the first anniversary of the date that your employment terminates and the option expiration date. Solely for purposes of the immediately preceding sentence:

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“Cause” means (1) your conviction for committing a felony under U.S. federal law or the law of the state or country in which such action occurred, (2) your willful and continued failure to perform substantially your duties with NCR or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) for a period of at least thirty (30) days after a written demand for substantial performance is delivered to you by the NCR Board of Directors, specifically identifying the manner in which the NCR Board of Directors believes that you have not substantially performed your duties; (3) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to NCR or (4) your material violation of NCR’s Code of Conduct. For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or

Mr. Owen Sullivan
July 18, 2018

failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

•
“Good Reason” means any of the following events without your prior written consent: (1) the assignment to you of any duties inconsistent in any respect with your position (including offices, titles and reporting requirements), authority, duties or responsibilities or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by NCR promptly after receipt of notice thereof given by you; (2) NCR requiring you to be based at any office or location that is more than forty (40) miles distant from the location of your principal place of employment set forth herein; or (3) a material breach of this letter agreement or the grant agreements with respect to the Sign-On Option, the 2018 Option or the 2018 RSU; provided, however, that your termination of employment shall not be deemed to be for Good Reason unless (x) you have notified NCR in writing describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (y) NCR fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (z) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

Effective for 2019 and beyond you will also be eligible to participate in NCR’s Annual LTI Equity Award Program that typically occurs in February each year with a minimum grant date value in 2019 of $4,500,000 comprised of awards of the same type and in the same proportion as are awarded to other senior executives of NCR.

You must be a current employee of NCR on the applicable grant date in order to be eligible to receive any NCR LTI equity award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.

Mr. Owen Sullivan
July 18, 2018

Special Incentive Awards

The NCR Board of Directors will consider one-time incentive grants for special initiatives, e.g., a synergy bonus plan for acquisitions, under appropriate circumstances, as determined in the Board’s sole and absolute discretion.

Executive Severance and Change-in-Control Benefits:

You will participate in and be subject to the terms of NCR’s Executive Severance Plan and its Change-in-Control Severance Plan. You are accorded under the Change-In-Control plan a “Tier I” benefit level. For purposes of the Executive Severance Plan, “Cash Severance” shall equal the sum of 1.5 times your base salary plus your target bonus, as set forth therein. To receive any severance benefits you are required to execute NCR's standard form of general release of all claims in a form reasonably acceptable to NCR, as set out in the plans. Each plan is subject to amendment or termination by the Committee.

Employee Benefits:

You will be eligible for employee benefits on the terms generally provided by NCR to its senior executives from time to time, including NCR’s annual Executive Medical Exam Program, which currently provides up to US$5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice, and the annual Executive Financial Planning Program, which currently provides an annual taxable reimbursement in an amount up to US$12,000 for actual services incurred with respect to your tax and financial planning needs. Each of these programs is subject to amendment or termination by the Committee.

Executive Relocation Program:

You will be eligible for NCR’s Executive Relocation Program, which includes the benefits outlined on the attached “Relocation Plan Summary document.”

Vacation/Holidays:

You will be entitled to receive paid vacation days and holidays in accordance with NCR’s standard vacation policy. Eligible vacation is based on grade level or years of NCR service, whichever provides the greater benefit.

Mr. Owen Sullivan
July 18, 2018

NCR also provides six Floating Holidays, which can be used at any time during the year, while recognizing customer and business needs. In the year of hire, the number of available floating holidays is prorated.

Additionally, NCR recognizes the following six days as paid holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Legal Expenses:

The Company will reimburse you for up to US$15,000 of reasonable, documented legal fees you incur in connection with your review and acceptance of this letter agreement and its attachments.

Other Terms and Conditions of Employment:

Your offer of employment described in this letter agreement is contingent upon your acceptance of the terms and conditions of employment outlined in this letter agreement (including Attachments A, B and C, each incorporated herein by reference and made a constituent part of this letter agreement), and your passing of a drug screen and background check. Please note that the letter agreement, through Attachment C, contains certain restrictive covenants concerning non-competition, non-customer-solicitation and non-recruitment/hiring, where such provisions are enforceable by law.

If you are in agreement with the terms of this letter agreement, including its attachments, please sign in the space provided below.

This letter agreement supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter agreement should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

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Owen, we are very excited about the contributions, experience and knowledge you can bring to NCR.

Mr. Owen Sullivan
July 18, 2018

Sincerely,

NCR Corporation

By:    /s/ Michael D. Hayford
Name: Michael D Hayford
Title:      CEO & President

Accepting this Offer of Employment:

By accepting and signing NCR’s offer of employment you certify to NCR that you are not subject to a non-competition agreement with any company, person or entity, nor to any other post-employment restrictive covenants, that would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR’s strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as, or that you know to be, confidential, proprietary or trade secret information of another company, nor in any other way disclose confidential, proprietary or trade secret information while employed by NCR.

You further acknowledge that this letter agreement, including its Attachments A, B and C, sets forth the terms and conditions of your employment with NCR. The employment relationship with NCR is by mutual consent (“Employment at Will”). This means either you or NCR has the right to discontinue the employment relationship with or without cause at any time and for any reason.

Mr. Owen Sullivan
July 18, 2018

You acknowledge that you have read the foregoing information relative to NCR’s conditions of employment and understand that your employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed:

Owen J. Sullivan
/s/ Owen J. Sullivan	Date: July 18, 2018